NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces $24.0 Million in Cash Distribution from the Peak Gold JV and Completion of First Campaign of 2025

FAIRBANKS, AK -- (March 31, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) is pleased to announce that the Peak Gold JV has made cash distributions totaling $24 million (“M”) to Contango in the first quarter of 2025 (“Q1-2025”). These distributions consist of two payments: $9 M related to additional cash profits from 2024 production, paid on March 12, 2025; and $15 M related to profits from the first half of Campaign #1 for 2025 (“Campaign #1-2025”), paid on March 27, 2025. Campaign #1-2025 is expected to be completed by late April, at which time a third cash distribution from gold sales is anticipated.

Additionally, the Company is pleased to report production results from Campaign #1-2025, which included ore processed from February 7, 2025 through March 19, 2025. The Peak Gold JV (on a 100% basis) processed 323,000 tons of ore with an average grade of 0.215 ounces (“oz”) per ton and containing approximately 69,500 oz of gold. Gold recovery averaged 93.5%, resulting in approximately 65,000 oz of recovered gold, of which Contango’s 30% share amounts to approximately 19,500 oz of gold. As of the date of this release, the Company has sold 13,961 oz of gold from Campaign #1-2025, with the remainder expected to be sold by late April.

Rick Van Nieuwenhuyse, the Company’s President and CEO stated, “On March 19th, the Peak Gold JV completed processing the first campaign of 2025, with Contango’s 30% share of production totaling approximately 19,500 ounces of gold - far exceeding the original guidance of 15,000 to 18,000 ounces. The first campaign of 2025 processed approximately 323,000 tons of ore, surpassing the planned 275,000 tons and resulting in higher Q1-2025 production. Average grade came in at 0.215 ounces per ton - slightly below plan, but recoveries were slightly higher than plan at 93.5% for gold. Ore processing for the second campaign of 2025 is scheduled for May 2025. Guidance for our 30% share of the Peak Gold JV’s 2025 production remains at 60,000 ounces of gold, with life-of-mine average annual production expected to be 58,750 ounces of gold per year to 2029 and all-in sustaining costs estimated at $1,400 per ounce of gold sold. Mining operations at Manh Choh are progressing as planned with ongoing incremental improvements in both the ore transportation and processing at Fort Knox. We plan to report results for the first campaign of 2025 with the first quarter 2025 financial results in May 2025.”

Mr. Van Nieuwenhuyse continued, “Cash distributions for 2025 from the Peak Gold JV are now expected to increase to $80 million using a $2,800 per ounce spot gold price. This higher-than-expected cash flow will be used to strengthen our cash position, reduce debt and fulfil our hedge contracts. We continue to advance permitting activities and the preliminary economic assessment on the Johnson Tract project.”

CONFERENCE CALL AND WEBCAST

Contango will host a conference call and webcast to discuss this update on Monday, March 31, 2025, at 1:30pm EST / 10:30am PST. Participants may join the webcast using the following call-in details: https://6ix.com/event/contango-ore-cash-distribution-and-campaign-4.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI Native Corporation, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com